EXHIBIT 16.1


August 3, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549


Dear Sirs/Madams:


We have read Item 4 of Ligand Pharmaceuticals Incorporated's Form 8-K dated July 27, 2004, and we agree with the statements made in sentence 1 and 2 of the first paragraph and the statements in paragraphs 2, 3 and 4.


We have no basis to agree or disagree with the 3rd sentence in paragraph 1.


Yours truly,


/s/ Deloitte & Touche LLP